Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, NUMBER,

VOTING POWERS, PREFERENCES AND RIGHTS

OF

7.875% SERIES G CUMULATIVE REDEEMABLE PREFERRED STOCK

OF

THE MILLS CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by a duly authorized committee of the Board of Directors of The Mills Corporation, a Delaware corporation (hereinafter called the “Corporation”), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of Ninety Two Thousand (92,000) shares of 7.875% Series G Cumulative Redeemable Preferred Stock, $.01 par value, of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in such Certificate of Incorporation, as follows:

1. Designation and Amount.

The shares of such series shall be designated “7.875% Series G Cumulative Redeemable Preferred Stock” (the “Series G Preferred Stock”) and the number of shares constituting such series shall be Ninety Two Thousand (92,000). The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Series G Preferred Stock shall be subject in all cases to the provisions of Article XII of the Certificate of Incorporation regarding limitations on beneficial and constructive ownership of the Corporation’s capital stock.

2. Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series G Preferred Stock as to dividends, the holders of the Series G Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), out of assets of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 7.875% per annum of the $2,500.00 per share liquidation preference of the Series G Preferred Stock (equivalent to the annual rate of $196.875 per share of the Series G Preferred Stock). Such dividends shall accrue and be cumulative from May 17, 2005 (the

“Original Issue Date”) and shall be payable quarterly in arrears on the first day of February, May, August and November of each year (each, a “Dividend Payment Date”), commencing August 1, 2005; provided, however, that if any Dividend Payment Date is not a Business Day (as defined herein), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series G Preferred Stock for any full dividend period or any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on August 1, 2005 will be for less than a full dividend period and will reflect dividend accumulated from the Original Issue Date through, and including, August 1, 2005). A “dividend period” shall mean the period from the Original Issue Date to and including the first Dividend Payment Date, and each subsequent period from and excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable record date, which shall be the date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividends on the Series G Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything contained herein to the contrary, dividends on the Series G Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

(d) Except as provided in Section 2(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series G Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series G Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series G Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of capital stock of the Corporation ranking junior to the Series G Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article XII of the Certificate of Incorporation), unless full cumulative dividends on the Series G Preferred Stock for all past dividend periods and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series G Preferred Stock, all dividends declared upon the Series G Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series

G Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series G Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series G Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series G Preferred Stock which may be in arrears.

(f) Holders of shares of Series G Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series G Preferred Stock as provided above. Any dividend payment made on the Series G Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series G Preferred Stock will accumulate as of the Distribution Payment Date on which they first become payable.

3. Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of Series G Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $2,500.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series G Preferred Stock as to liquidation rights. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series G Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series G Preferred Stock in the distribution of assets, then the holders of the Series G Preferred Stock and all other such classes or series of shares of capital stock ranking on a parity with the Series G Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series G Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

4. Redemption.

(a) Shares of Series G Preferred Stock shall not be redeemable prior to May 17, 2010; provided, however, that the Corporation also may purchase shares of Series G Preferred Stock prior to such date in accordance with the terms of Article XII of the Certificate of Incorporation.

(b) On or after May 17, 2010, the Corporation, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series G Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500.00 per share, plus all accrued and unpaid dividends (except as provided in Section 4(f) below), if any (whether or not declared) thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series G Preferred Stock are to be redeemed, the shares of Series G Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method determined by the Corporation. Holders of Series G Preferred Stock to be redeemed shall surrender such Series G Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series G Preferred Stock has been given, (ii) the funds necessary for such redemption and, if the redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, such amount of cash as necessary to pay the dividends payable on such Dividend Payment Date in respect of the shares of Series G Preferred Stock so called for redemption, have been irrevocably set aside by the Corporation in trust for the benefit of the holders of any shares of Series G Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay such redemption price, and if applicable, such dividend, then from and after the redemption date dividends shall cease to accrue on such shares of Series G Preferred Stock, such shares of Series G Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus (except as provided in Section 4(f) below) any accrued and unpaid dividends payable upon such redemption, without interest. Nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series G Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

(c) In the event of any redemption of the Series G Preferred Stock pursuant to Article XII (or any similar provision) of the Certificate of Incorporation in order to preserve the status of the Corporation as a REIT for federal income tax purposes, such redemption shall be made on the terms and subject to the conditions set forth in Article XII of the Certificate of Incorporation and in accordance with the further terms and conditions set forth in this Section 4 of this Certificate of Designation. If the Corporation calls for redemption of any shares of Series G Preferred Stock pursuant to and in accordance with such provisions of Article XII of the Certificate of Incorporation and this Section 4(c), then, anything in the Certificate of Incorporation to the contrary notwithstanding, the redemption price for such shares will be an amount in cash equal to $2,500.00 per share together with (except as provided in Section 4(f) below) all accrued and unpaid dividends to the date fixed for redemption. Anything in this Certificate of Designation to the contrary notwithstanding, the provisions of this Section 4(c) shall apply only to the redemption of Series G Preferred Stock pursuant to Article XII (or any similar provisions) of the Certificate of Incorporation and not to any other purchase or acquisition of shares of Series G Preferred Stock.

(d) Unless full cumulative dividends on all Series G Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no Series G Preferred Stock shall be redeemed unless all outstanding shares of Series G Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series G Preferred Stock (except by exchange for shares of capital stock of the Corporation ranking junior to the Series G Preferred Stock as to dividends and amounts upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation in accordance with the terms of Article XII of the Certificate of Incorporation or the purchase or acquisition of Series G Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series G Preferred Stock.

(e) Notice of redemption shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series G Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series G Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. Each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series G Preferred Stock to be redeemed; (iv) the place or places where certificates for shares of Series G Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the Series G Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series G Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series G Preferred Stock held by such holder to be redeemed.

(f) If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series G Preferred at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above and, except to the extent the redemption price includes all accrued and unpaid dividends, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series G Preferred Stock for which a notice of redemption has been given.

(g) All shares of the Series G Preferred Stock redeemed or repurchased pursuant to this Section 4 shall be retired and shall be restored to the status of authorized but unissued shares of Series G Preferred Stock.

(h) The Series G Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series G Preferred Stock owned by a stockholder in excess of the Ownership Limit (as defined in the Certificate of Incorporation) shall be subject to the provisions of Article XII of the Certificate of Incorporation.

5. Voting Rights.

(a) Holders of the Series G Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section 5.

(b) Whenever dividends on any shares of Series G Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series G Preferred Stock (voting separately as a class with all other series of parity preferred stock of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series G Preferred Stock and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors. If and when all accumulated dividends and the accrued dividend for the then current dividend period shall have been paid on such Series G Preferred Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series G Preferred Stock when they have the voting rights described above (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). Each of the Preferred Directors shall be entitled to one vote on any matter.

(c) So long as any shares of Series G Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of two-thirds of the shares of Series G Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series G Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation, transfer or conveyance of substantially all of its assets, or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series G Preferred Stock or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series G Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series G Preferred Stock and provided further that (A) any increase in amount of the authorized Series G Preferred Stock or the creation or issuance of any other class or series of preferred stock or (B) any increase in the number of authorized shares of Series G Preferred Stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series G Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and the holders of Series G Preferred Stock shall have no right to vote on any such increase, creation or issuance.

(d) The foregoing voting provisions of this Section 5 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series G Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(e) In any matter in which the holders of the Series G Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series G Preferred Stock shall be entitled to one vote, except that when any other series of preferred stock of the Corporation shall have the right to vote with the Series G Preferred Stock as a single class on any matter, the Series G Preferred Stock and such other series shall have with respect to such matters one vote per each $2,500.00 of stated liquidation preference.

6. Conversion.

The shares of Series G Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation.

7. Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Series G Preferred Stock shall rank (i) senior to the Corporation’s Common Stock and to any other class or series of capital stock of the Corporation other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with the Corporation’s outstanding Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (if and when issued), Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, Series F Convertible Cumulative Redeemable Preferred Stock, par value $0.01 per share, and any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series G Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to any class or series of capital stock of the Corporation, the terms of which specifically provide that such class or series ranks senior to the Series G Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. For avoidance of doubt, debt securities of the Corporation which are convertible into or exchangeable for shares of capital stock of the Corporation or any other debt securities of the Corporation shall not constitute a class or series of capital stock of the Corporation.

8. Exclusion of Other Rights.

The Series G Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation and this Certificate of Designations.

9. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10. Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series G Preferred Stock set forth in the Certificate of Incorporation and this Certificate of Designations are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series G Preferred Stock set forth in the Certificate of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series G Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

11. No Preemptive Rights.

No holder of Series G Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

IN WITNESS WHEREOF, The Mills Corporation has caused this Certificate of Designations to be duly executed by its Executive Vice President and Corporate Secretary this 16th day of May, 2005.

The Mills Corporation

/s/ Thomas Frost
Thomas Frost
Executive Vice President and Corporate Secretary

Witness:

/s/ Mary Ellen Seravalli
Name:	Mary Ellen Seravalli
Title:	Assistant Secretary

THE UNDERSIGNED, Executive Vice President and Corporate Secretary of THE MILLS CORPORATION, who executed on behalf of the Corporation this Certificate of Designations hereby acknowledges in the name and on behalf of said Corporation the foregoing Certificate of Designations to be the official act of the Board of Directors of the Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

The Mills Corporation

/s/ Thomas Frost
Thomas Frost
Executive Vice President
and Corporate Secretary